As filed with the Securities and Exchange Commission on September 7, 2011
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	76-0568219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1100 Louisiana St., Suite 1000
Houston, Texas 77002
(Address of principal executive offices and zip code)
EPD Unit Purchase Plan
(formerly the DEP Unit Purchase Plan)
(Full title of the plan)
Stephanie C. Hildebrandt
1100 Louisiana St., Suite 1000
Houston, Texas 77002
(713) 381-6500
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum aggregate	Proposed maximum
Title of securities to be registered	registered (1)	offering price per share (2)	aggregate offering price (2)	Amount of registration fee
Common units representing limited partner interests (3)	440,879	$42.11	$18,565,414.69	$2,156.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, there is also being registered such additional number of common units as may be required because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended and based on the average of the high and low prices of the common units as reported by the New York Stock Exchange on September 1, 2011.

(3)	This Registration Statement on Form S-8 relates to 440,879 common units representing limited partner interests of the registrant that may be issued under the EPD Unit Purchase Plan (formerly the DEP Unit Purchase Plan) assumed by Enterprise Products Partners L.P. to participants, which plan continues to be administered by Enterprise Products Company.

INTRODUCTORY STATEMENT
          Enterprise Products Partners L.P. (the “Partnership”) is filing this registration statement on Form S-8 relating to its common units representing limited partner interests in the Partnership (“Common Units”) that may be offered and sold pursuant to the EPD Unit Purchase Plan (the “Plan”).
          On September 7, 2011, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2011, by and among the Partnership, Enterprise Products Holdings LLC, a Delaware limited liability company, EPD MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“MergerCo”), Duncan Energy Partners L.P., a Delaware limited partnership (“Duncan”), and DEP Holdings, LLC, a Delaware limited liability company, Duncan merged with and into MergerCo, with Duncan as the surviving entity (the “Merger”). Under the terms of the Merger Agreement, all outstanding common units representing limited partner interests in Duncan (the “Duncan common units”) were cancelled and converted into the right to receive Common Units based on an exchange ratio of 1.01 Common Units per Duncan common unit.
          At the effective time of the Merger, the Plan was established by amending and restating the DEP Unit Purchase Plan, originally effective as of February 11, 2010 (as amended and restated as of July 19, 2011), and the Plan being assumed by the Partnership.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 3. Incorporation of Documents by Reference.
          Enterprise Products Partners L.P. (the “Partnership”) incorporates by reference in this registration statement the following documents and information previously filed with the Commission:
          1. The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by the Form 10-K/A filed on June 30, 2011;
          2. The Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;
          3. The Partnership’s Current Reports on Form 8-K filed on January 6, 2011, January 13, 2011, February 23, 2011, March 15, 2011, April 29, 2011, August 10, 2011, August 12, 2011, August 16, 2011, August 22, 2011, and August 24, 2011; and
          4. The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A/A (File No. 001-14323) as filed by the Partnership with the Commission on November 23, 2010, and any amendment or report filed for the purpose of updating that description.
          All documents filed with the Securities and Exchange Commission (the “Commission”) by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
          Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          Not Applicable.
Item 6. Indemnification of Directors and Officers.
          The Partnership does not have directors or officers. The officers and directors of the Partnership’s general partner and its affiliates function as the officers and directors of the Partnership.
          Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership’s partnership agreement provides that the Partnership will indemnify (i) its general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of the general partner or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner or (v) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of any such person, any affiliate of the general partner or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of the Partnership, and the general partner shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions of the Partnership’s partnership agreement.
          Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of the general partner of the Partnership provides for the indemnification of (i) present or former members of the Board of Directors of the general partner or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of the general partner or (iii) persons serving at the request of the general partner in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case, the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of Enterprise Products Holdings LLC and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of the general partner. The general partner is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of the general partner, regardless of whether the general partner would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.
          The general partner of the Partnership and its affiliates maintain liability insurance covering the officers and directors of the general partner against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.
          The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
Number	Description
4.1	EPD Unit Purchase Plan.

5.1	Opinion of Andrews Kurth LLP as to the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on September 7, 2011.

ENTERPRISE PRODUCTS PARTNERS, L.P.

By: Enterprise Products Holdings LLC, its general partner

By:	/s/ Michael J. Knesek Michael J. Knesek
Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC
POWER OF ATTORNEY
          KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Creel, Stephanie C. Hildebrandt and W. Randall Fowler and each of them, any of whom may act without joinder of the others, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Title (within Enterprise Products Holdings
Signature	LLC)	Date

/s/ Michael A. Creel Michael A. Creel	Director, President and Chief Executive Officer (Principal Executive Officer)	September 7, 2011

/s/ W. Randall Fowler W. Randall Fowler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 7, 2011

/s/ A. James Teague A. James Teague	Director, Executive Vice President and Chief Operating Officer	September 7, 2011

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer	September 7, 2011

E. William Barnett	Director	September 7, 2011

Charles M. Rampacek	Director	September 7, 2011

/s/ Rex C. Ross Rex C. Ross	Director	September 7, 2011

Title (within Enterprise Products Holdings
Signature	LLC)	Date

/s/ Randa Duncan Williams Randa Duncan Williams	Director	September 7, 2011

/s/ Dr. Ralph S. Cunningham Dr. Ralph S. Cunningham	Director	September 7, 2011

/s/ Richard H. Bachmann Richard H. Bachmann	Director	September 7, 2011

Thurmon M. Andress	Director	September 7, 2011

Charles E. McMahen	Director	September 7, 2011

Edwin E. Smith	Director	September 7, 2011

EXHIBIT INDEX

Exhibit
Number	Description
4.1	EPD Unit Purchase Plan.

5.1	Opinion of Andrews Kurth LLP as to the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).